                                                          Exhibit No. EX. 99.d.3

                               EXPENSE LIMITATION
                                    AGREEMENT

     AGREEMENT  made as of the 27th day of October  2007,  between  The  Olstein
Funds, a Delaware statutory trust ("Trust"),  on behalf of the Olstein Strategic
Opportunities  Fund,  a  series  of  the  Trust  ("Fund")  and  Olstein  Capital
Management, L.P. ("Olstein"), a New York limited partnership (the "Adviser").

     WHEREAS,  the Adviser has entered into an Investment  Management  Agreement with the Trust  originally  effective  October 27,  2006,  pursuant to which the
Adviser  provides,  or arranges for the  provision of,  investment  advisory and management  services to the Fund, and for which it is  compensated  based on the average daily net assets of the Fund; and

     WHEREAS,  the Trust and the Adviser have  determined that it is appropriate and in the best  interests of the Fund and its  shareholders  to limit the total expenses of the Fund as listed on Schedule A of this Agreement.

     NOW, THEREFORE, the parties hereto agree as follows:

1. Fee Waiver and Expense  Payments by the Adviser.  The Adviser agrees to waive or reduce all or a portion of its  management  fee and,  if  necessary,  to bear certain  other  expenses  associated  with  operating  the Fund  (to the  extent permitted  by the  Internal  Revenue  Code of 1986,  as  amended)  to the extent necessary to limit the annualized expenses of the Fund (exclusive of 12b-1 fees, shareholder servicing fees, acquired fund fees and expenses, taxes, interest and non-routine  expenses or costs,  including but not limited to, those relating to reorganizations,  litigation,  conducting  shareholder meetings and liquidations
("non-routine  expenses"))  to  the  rates  reflected  in  Schedule  A  to  this
Agreement.

2. Duty of Fund to  Reimburse.  Subject  to  approval  by the  Trust's  Board of
Trustees,  the Fund  agrees to  reimburse  the  Adviser on a monthly  basis such waived fees and expenses  borne  pursuant to  paragraph 1  (together,  "Deferred
Amounts") in later periods provided,  however, that the Fund is not obligated to reimburse  any such  Deferred  Amount more than three years after the end of the fiscal year in which the  Deferred  Amount was waived or borne and will only pay such Deferred  Amounts to the extent that the Fund's annual  operating  expenses plus the Deferred  Amount being  reimbursed do not exceed the expense cap amount for that Fund listed in Schedule A. The Trust's  Board of Trustees  shall review quarterly any reimbursement paid to the Adviser with respect to the Fund in such quarter.

3.  Assignment.  No  assignment of this  Agreement  shall be made by the Adviser without the prior consent of the Trust.

4. Duration and  Termination.  This Agreement  shall be effective for the period provided  in  Schedule  A and shall  continue  in effect  for a one year  period thereafter provided each such continuance is specifically approved by a majority of the Trustees of the Trust who (i) are not  "interested  persons" of the Trust or any other party to this Agreement,  as defined in the Investment  Company Act of 1940, as amended,  (the "Disinterested  Trustees") and (ii) have no direct or indirect financial interest in the operation of this Agreement.

     IN WITNESS  WHEREOF,  the parties hereto have executed this Agreement as of the date first above written.

THE OLSTEIN FUNDS                  OLSTEIN CAPITAL MANAGEMENT, L.P.
                                   By:  Olstein Advisers, LLC, General Partner

By: /s/ Michael Luper              By: /s/ Erik K. Olstein

Name: Michael Luper                Name: Erik K. Olstein

Title: Treasurer                   Title: President/COO

                                   SCHEDULE A

---------------------------------------- -------------------------------------------- -----------------------
                                                          Expense Cap                  Expense Cap Amount*
                        Fund                              Time Period
---------------------------------------- -------------------------------------------- -----------------------
Olstein Strategic Opportunities Fund           October 27, 2007 - October 28, 2008            1.35%
---------------------------------------- -------------------------------------------- -----------------------

* This amount is exclusive of 12b-1 fees,  shareholder  servicing fees, acquired fund fees and expenses, taxes, interest and non-routine expenses.